FIELDPOINT PETROLEUM CONTINUED LISTING PLAN ACCEPTED BY NYSE MKT

AUSTIN, TX – July 27, 2016– FieldPoint Petroleum Corporation (NYSE/MKT:FPP) today announced that the Company’s plan to regain compliance with the NYSE MKT continued listing standards has been accepted by NYSE Regulation, and that its listing on the exchange will continue pursuant to an extension described below.

As previously disclosed, on May 11, 2016, the Company received notification from the NYSE MKT that it was noncompliant with its continued listing standards; specifically, Section 1003(a) of the Company Guide related to financial impairment.  The Company’s stockholders’ equity was below the $2.0 million threshold required for listed companies that have reported losses from continuing operations in two of its three most recently completed fiscal years.  The Company had 30 days to submit a plan to regain compliance; whereupon NYSE Regulation reviewed the plan and determined to accept it, as supplemented, and granted a plan period through November 13, 2017, the targeted completion date. NYSE Regulation staff will review the Company periodically for compliance with the initiatives outlined in the plan. If the Company is not in compliance with the continued listing standards by the targeted completion date of November 13, 2017, or if the Company does not make progress consistent with the plan during the plan period, NYSE Regulation staff will initiate delisting proceeding as appropriate.

Phillip Roberson, President and CFO, stated, “I truly appreciate the direction and support that we have received from the NYSE Regulation staff in dealing with this issue. It is our objective to meet the continued listing requirements long before November, 2017, and I am confident that with the continued support of our shareholders we will be able to do so.”

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)

Contact: Phillip Roberson, President/CFO (512) 579-3563 or proberson@fppcorp.com

   Or Roger Bryant, Executive Chairman (214) 215-9130

   Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746